Exhibit 10.2
FORM OF
IDEARC INC. 2008 INCENTIVE COMPENSATION PLAN
2008 LONG-TERM INCENTIVE AWARD AGREEMENT
     AGREEMENT made as of the ___day of ___, 2008, by and between IDEARC INC. (the “Company”) and you (the “Participant”).
     1. Award. In accordance with the Idearc Inc. 2008 Incentive Compensation Plan (the “Plan”), the Company has granted a 2008 long-term incentive award (the “Award”) to the Participant consisting of (a) performance share units (“PSUs”) with respect to shares of Idearc Inc. common stock (“Shares”), and (b) restricted shares of Idearc Inc. common stock (“Restricted Shares”). The number of PSUs and the number of Restricted Shares covered by the Award are specified in the Participant’s account maintained for the Plan by JP Morgan/Mellon Investor Services, which may be accessed at www.idearc.com/myhr. This Award and the PSUs and Restricted Shares covered by this Award are subject to the terms and conditions of this Agreement and the Plan, a copy of which is also available through the Participant’s account maintained for the Plan by JP Morgan/Mellon Investor Services. The provisions of the Plan will govern in the event of any inconsistency with the terms of this Agreement. Capitalized terms used but not defined in this Agreement will have the meanings ascribed to them by the Plan.
     2. Stockholder Approval Contingency. This Agreement and the Award are contingent upon the approval of the Plan by the Company’s stockholders at their 2008 annual stockholders’ meeting. This Agreement and the Award will be of no force or effect if such stockholder approval is not obtained.
     3. Performance Share Unit Account. The Company will maintain a bookkeeping account (the “PSU Account”) in the name of the Participant to reflect the PSUs covered by this Agreement. The Participant’s PSU Account will be credited with the number of PSUs initially covered by the Award and will be credited with additional PSUs to reflect dividends, if any, declared and paid on the Company’s Shares, as described in Section 5 below. At the end of the “Performance Period” (described below), the number of PSUs then credited to the Participant’s PSU Account will be adjusted (up or down) to reflect the extent to which the performance objectives described in Exhibit A attached hereto have been achieved. The Participant’s PSU Account will be subject to the vesting and forfeiture conditions set forth in Section 4 below. If and when the Participant’s PSU Account becomes vested, the Participant will receive a distribution of the PSU Account in accordance with Section 6 below, which distribution will consist of a number of Shares equal to the number of the PSUs, if any, then credited to the Participant’s PSU Account (or, at the election of the Committee, cash equal to the value of such number of Shares) in full and final settlement of the PSUs covered by this Award. For the purposes hereof, the term “Performance Period” means the period beginning on March 8, 2008 and ending in 2011 on the 20th New York Stock Exchange trading day following the date the Company releases to the public its annual earnings for the year ending December 31, 2010 or, if earlier, immediately preceding a “Change in Control” (as defined in the Plan).
     4. Vesting Conditions.
     (a) General. The Award will become vested as follows, in each case subject to the Participant’s continuous employment with the Company or any of its subsidiaries (“Idearc”)

through the applicable vesting date: (1) the Participant’s PSU Account will vest in full on December 31, 2010, and (2) the Restricted Shares will vest in 50% increments on each of December 31, 2009 and December 31, 2010.
     (b) Forfeiture of Unvested Award. Except as otherwise provided, if the Participant’s employment with Idearc does not continue through December 31, 2010, then, upon the termination of such employment, the Participant will forfeit all right, title and interest in the Participant’s PSU Account and in any then outstanding Restricted Shares. The Participant is the record owner of the Restricted Shares on the Company’s books, subject to the restrictions and conditions set forth in this Agreement. By executing this Agreement, the Participant expressly authorizes the Company to cancel, reacquire, retire or retain, at its election, any Restricted Shares if and when they are forfeited in accordance with this Agreement. The Participant will execute and deliver such other documents and take such other actions, if any, as the Company may reasonably request in order to evidence such action with respect to any Restricted Shares that are forfeited.
     (c) Special Vesting Rules. The special vesting rules of this Section 4(c) will apply if (and only if) the Participant is in compliance with the restrictive covenants set forth in Exhibit B annexed hereto and the Participant executes and delivers to the Company a general release of claims against the Company, its subsidiaries and any of its or their affiliates, in form and substance satisfactory to the Company.
          (i) Acceleration of Vesting – General. If, before the Award becomes fully vested, the Participant’s employment with Idearc terminates by reason of the Participant’s death or “retirement” (as defined below) or is terminated by Idearc without Cause or by reason of the Participant’s Disability (as defined in the Plan), then the Award (including the Participant’s PSU Account and the then outstanding Restricted Shares) will thereupon become fully vested. For the purpose of this Agreement, the term “retirement” means the voluntary termination of employment by the Participant after June 30, 2008, if (and only if) on the date of such termination, (A) the sum of the Participant’s age and number of years of service with Idearc or a predecessor company (including Verizon Communications Inc.) is at least 75, and (B) the number of the Participant’s years of service is at least 15. Subject to the provisions hereof, in the event of the Participant’s death, the Participant’s beneficiary, who shall be determined in accordance with Section 7 below, will succeed to the Participant’s rights under this Award.
          (ii) Termination for Good Reason Following a Change in Control. If a Change in Control (within the meaning of the Plan) occurs and if, on or after the date of the Change in Control and before the Award becomes fully vested, the Participant’s employment with Idearc is terminated by the Participant for “good reason” (as defined below), then, at the time of such termination of employment, the Award (including the Participant’s PSU Account and the then outstanding Restricted Shares) will become fully vested. For the purposes hereof, the term “good reason” means (A) a material adverse change in the Participant’s status or position, including, without limitation, any material adverse change resulting from a diminution in the Participant’s position, duties, responsibilities or authority or the assignment to the Participant of duties or responsibilities that are materially inconsistent with the Participant’s status or position or, if applicable, a material breach by the Company of the Participant’s employment agreement; (B) a reduction in the Participant’s annual base salary or a failure to pay same; (C) a reduction in the

Participant’s target incentive award opportunities, expressed as a percentage of the Participant’s base salary; (D) the relocation of the Participant’s principal place of employment by more than 50 miles from the then current location; or (E) at the time of a Change in Control, the successor or acquiring company fails or refuses to assume the obligations of the Company under this Agreement or, if applicable, the Participant’s employment agreement. In order to terminate employment for “good reason,” the Participant must provide written notice to the Company (or the successor or acquiring company) of the nature of the act or omission that the Participant deems to constitute good reason and provide the Company 30 days after receipt of such notice to review and, if required, correct the situation (and thus prevent the participant’s termination for good reason). The written notice of termination for good reason must be provided, if at all, within 90 days after the occurrence of the act or omission giving rise to such termination.
     5. Dividend Equivalents; Voting Rights.
          (a) General. If the Company declares and pays dividends on outstanding Shares, then, on the dividend payment date, the Participant will be credited with dividend equivalent PSUs with respect to the PSUs then credited to the Participant’s PSU Account and dividend equivalent restricted stock units with respect to the Participant’s outstanding Restricted Shares (and dividend equivalent restricted stock units). The number of such dividend equivalent PSUs and restricted stock units will be determined by multiplying the number of PSUs in the Participant’s PSU Account or the number of the Participant’s outstanding Restricted Shares (and dividend equivalent restricted stock units), as the case may be, immediately prior to the dividend payment date by the quotient (rounded to the nearest whole number) of (a) the amount of the dividend payable with respect to one outstanding Share on the dividend payment date, divided by (b) the closing price per Share on the New York Stock Exchange on the dividend payment date (or, if no shares are traded on such date, the closing price per Share on the immediately preceding date on which the Shares are traded). The dividend equivalent restricted stock units will be subject to substantially the same vesting, forfeiture and other terms and conditions applicable to the corresponding Restricted Shares and will be settled in the form of an equivalent number of Shares (or, at the election of the Committee, cash equal to the value of such Shares) if and when the corresponding Restricted Shares become vested. The Participant will be entitled to exercise voting rights with respect to outstanding Restricted Shares held under this Agreement, and will have no voting rights with respect to Shares covered by PSUs and dividend equivalent restricted stock units unless and until vested Shares are issued in settlement of such PSUs and/or stock units.
          (b) Dividend Equivalents Following Termination of Employment. Notwithstanding the foregoing, if the Participant’s employment with Idearc terminates before the Participant is fully vested in the Award and if, as a result of such termination of employment, the Participant’s vested interest in the Award accelerates pursuant to Section 4(c) above, then the Committee, acting in its discretion, will determine whether and the extent to which the Participant will be credited with dividend equivalent PSUs and/or dividend equivalent restricted stock units pursuant to the preceding subsection (b) of this Section 5, and the Committee’s exercise of this discretion shall be final, conclusive and binding. The Committee may condition continuing dividend equivalent credits following termination of the Participant’s employment upon the Participant’s compliance with the restrictive covenants set forth in Exhibit B annexed hereto and the Participant’s execution and delivery of the general release described in the first sentence of Section 4(c) above.
     6. Settlement of Award.
          (a) Settlement of PSU Account. Unless otherwise specified in this Agreement, the Participant’s PSU Account will be settled as soon as practicable (but in no event more than 90 days) after the end of the Performance Period, provided, however, that, if the Performance Period ends by reason of a Change in Control, the Participant’s PSU Account will be settled as soon as practicable (but in no event more than 30 days) after the date the Participant’s PSU Account becomes vested. The Participant’s PSU Account will be settled by the issuance to the Participant of a number of whole Shares equal to the whole number of PSUs credited to the Participant’s PSU Account at the end of the Performance Period, taking into account the adjustments described in Exhibit A. Notwithstanding the foregoing, the Company may settle the Participant’s PSU Account in the form of a cash payment equal to the value of the Shares that would have been issued to the Participant if the Award had been settled in Shares, which payment will be made as soon as practicable after the applicable valuation date designated for this purpose by the Committee. Settlement of the Participant’s PSU Account will be conditioned upon and subject to the satisfaction of applicable withholding taxes and compliance with the restrictive covenants contained in Exhibit B attached to this Agreement.
          (b) Settlement of Restricted Share Award. If, as and when Restricted Shares become vested, and subject to the satisfaction of applicable withholding and other legal requirements, (1) the Restricted Shares will become vested Shares and will no longer be subject to the transfer restrictions and forfeiture conditions contained in this Agreement, and the Company’s books will be updated accordingly, and (2) any dividend equivalent restricted stock units credited to the Participant with respect to such vested Shares will be settled in the form of Shares and/or cash in accordance with Section 5 above.
          (c) Form of Settlement Following a Change in Control. Notwithstanding the foregoing, if a Change in Control (within the meaning of the Plan) occurs, then, immediately prior to the Change in Control, the Shares covered by this Agreement (including Restricted Shares, as well as Shares represented by PSUs and dividend equivalent restricted stock units) will be converted into (1) publicly traded and registered shares of common stock (“exchange stock”) of the acquiring or successor company (or a parent company) having a value equal to the Change in Control transaction value of the Shares or (2) the right to receive the payment of a like amount in cash, as determined by the Committee prior to the Change in Control. For the purposes of applying the provisions of this Agreement, if, in connection with a Change in Control, the Award is converted into an Award covering shares of exchange stock, the definition of the term “Shares” will be deemed to include such shares of exchange stock.
     7. Assignment; Beneficiary. The Award and the Participant’s rights with respect thereto may not be assigned, pledged or transferred except to the Participant’s beneficiary following the Participant’s death (subject to the terms of this Agreement and the Plan), and any attempted assignment, pledge or transfer in violation of this Agreement or the Plan will be void ab initio and of no force or effect. The Participant may designate a beneficiary by filing a written (or electronic) beneficiary designation form with the Company in a manner prescribed or deemed acceptable for this purpose by the Company’s Executive Vice President — Human Resources and Employee Administration. Each such beneficiary designation will automatically revoke all prior designations by the Participant. If the Participant does not make a valid beneficiary designation under the Plan during the Participant’s lifetime or if no designated beneficiary survives the Participant, the Participant’s beneficiary will be deemed to be the Participant’s surviving spouse or, if none, the Participant’s estate.
     8. No Other Rights Conferred. The grant of the Award under this Agreement shall not be deemed to constitute a contract of employment with the Participant or affect in any way the right of the Company or a subsidiary to terminate the Participant’s employment at any time for any or no reason. Compensation attributable to the Award made under this Agreement shall not be taken into account as compensation for purposes of determining the Participant’s benefits or entitlements under any employee pension, savings, group insurance, severance or other benefit plan or arrangement, unless and except to the extent otherwise specifically provided by such plan or arrangement.
     9. Withholding. The Company’s obligation to make payments or issue or remove restrictions on Shares under this Agreement shall be subject to and conditioned upon the satisfaction by the Participant of applicable tax withholding obligations. The Company and its subsidiaries may require the Participant to remit an amount sufficient to satisfy applicable withholding taxes or deduct or withhold such amount from any payments otherwise owed the Participant (whether or not under this Agreement or the Plan). The Participant expressly elects to authorize the Company to deduct from any compensation or any other payment of any kind due to the Participant, including withholding the issuance of Shares, the amount of any federal, state, local or foreign taxes required by law to be withheld as a result of the grant or vesting of the Shares in whole or in part; provided, however, that the value of the Shares withheld may not exceed the statutory minimum withholding amount required by law.
     10. Committee Authority. The Committee shall have complete discretion in the exercise of its rights, powers, and duties under this Agreement. Any interpretation or construction of any provision of, and the determination of any question arising under, this Agreement shall be made by the Committee in its discretion and such exercise shall be final, conclusive, and binding. The Committee may designate any individual or individuals to perform any of its functions hereunder.
     11. Successors. This Agreement shall be binding upon, and inure to the benefit of, any successor or successors of the Company and any beneficiary of the Participant.
     12. Construction. This Agreement is intended to grant the Award, including PSUs, Restricted Shares and, as applicable, dividend equivalent restricted stock units upon the terms and conditions authorized by the Plan. Any provisions of this Agreement that cannot be so administered, interpreted, or construed shall be disregarded. In the event that any provision of this Agreement is held invalid or unenforceable, such provision shall be considered separate and apart from the remainder of this Agreement, which shall remain in full force and effect. In the event that any provision, including any restrictive covenant made as a part of this Agreement, is held to be unenforceable for being unduly broad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.
     13. Execution of Agreement. The Participant shall indicate consent to the terms of this Agreement (including the restrictive covenants set forth in Exhibit B) and the Plan by executing this Agreement in accordance with the provisions hereof. The use of electronic media to indicate confirmation, consent, signature, acceptance, agreement and delivery shall be legally valid and have the same legal force and effect as if the Participant and the Company executed this Agreement (including the restrictive covenants set forth in Exhibit B) in paper form.
     14. Applicable Law. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the conflicts of laws provisions thereof.
     15. Notice. Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of the Executive Vice President — Human Resources and Employee Administration of Idearc Inc. at P. O. Box 619810, 2200 West Airfield Dr., D/FW Airport, TX, 75261 and any notice to the Participant shall be addressed to the Participant at the current address shown on the payroll records of the Company, or to such other address as the Participant may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.
     16. Dispute Resolution.
          (a) General. Except as otherwise specified herein, all disputes arising under the Plan or this Agreement and all claims in which the Participant seeks damages that relate in any way to the Award covered by this Agreement or other benefits of the Plan are subject to the dispute resolution procedure described below in this Section. The parties to this Agreement are not required to arbitrate Employment Claims, as defined in subsection (b)(ii) below, in which the Participant does not seek damages that relate in any way to the Award or other benefits of the Plan or this Agreement.
     (b) Definitions.
     (i) The term “Award Dispute” means any claim regarding (A) the interpretation of the Plan or this Agreement, (B) any of the terms or conditions of the Award, or (C) allegations of entitlement to or with respect to PSUs, Restricted Shares, dividend equivalents or any other benefits under this Agreement or the Plan, other than Employment Claims described in subsection (b)(ii) below; provided, however, that any dispute relating to the forfeiture of an Award as a result of a breach of any of the restrictive covenants contained in Exhibit B shall not be subject to the dispute resolution procedures provided for in this Section.
     (ii) The term “Award Damages Dispute” means any employment related claims between the Participant and the Company or a subsidiary or against the directors, officers, employees, representatives, or agents of the Company or a subsidiary, including claims of alleged employment discrimination, wrongful termination, or violations of Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, 42 U.S.C. § 1981, the Fair Labor Standards Act, the Family Medical Leave Act, the Sarbanes-Oxley Act, or any other federal, state or local law, statute, regulation, or ordinance relating to employment or any common law theories of recovery relating to employment, such as breach of contract, tort, or public policy claims (“Employment Claims”), in which the damages sought relate in any way to the Award or other benefits of this Agreement or the Plan.
     (iii) The term “Related Company” means (A) any corporation, partnership, joint venture, or other entity in which the Company holds a direct or indirect ownership or proprietary interest of 50 percent or more, or (B) any corporation, partnership, joint venture, or other entity in which the Company holds an ownership or other proprietary interest of less than 50 percent but which, in the discretion of the Committee, is treated as a Related Company for purposes of this Agreement.
          (c) Internal Dispute Resolution Procedure. All Award Disputes shall be referred in the first instance to the Idearc Employee Benefits Committee (“EB Committee”) for resolution internally within the Company. Except where otherwise prohibited by law, all Award Disputes must be filed in writing with the EB Committee no later than one year from the date that the dispute accrues. Consistent with subsection (d)(i) below, decisions about the enforceability of the limitations period contained herein are for the arbitrator to decide. To the fullest extent permitted by law, the EB Committee shall have full power, discretion, and authority to interpret the Plan and this Agreement and to decide all Award Disputes brought under this Plan and Agreement before them. Determinations made by the EB Committee shall be final, conclusive and binding, subject only to review by arbitration pursuant to subsection (d) below under the arbitrary and capricious standard of review.
          (d) Arbitration. All appeals from determinations of Award Disputes by the EB Committee as described in subsection (c) above, as well as all Award Damages Disputes, shall be submitted to the American Arbitration Association (“AAA”) for final and binding arbitration on an individual basis (and not on a collective or class action basis) before a single arbitrator pursuant to its Commercial Arbitration Rules in effect at the time this grant is accepted. Except where otherwise prohibited by law, all appeals of Award Disputes and all Award Damages Disputes must be filed in writing with the AAA no later than one year from the date that the appeal or dispute accrues. Consistent with subsection (d)(i) below, decisions about the enforceability of the limitations period contained herein are for the arbitrator to decide. If the Participant and either the Company or a Related Company are party to any prior agreement to arbitrate claims before the AAA under rules other than its Commercial Arbitration Rules, claims that are arbitrable under any such agreements shall be submitted to the AAA for disposition under its Commercial Arbitration Rules together with disputes that are arbitrable under this Agreement in order to promote expeditious and efficient dispute resolution. The arbitration shall be held in Dallas County, Texas. All claims by the Company or a Related Company against the Participant, except for breaches of any of the restrictive covenants contained in Exhibit B, shall also be raised in such arbitration proceedings.

     (i) The arbitrator shall have the authority to determine whether this arbitration agreement is enforceable and whether any dispute submitted for arbitration hereunder is arbitrable. The arbitrator shall decide all issues submitted for arbitration according to the terms of the Plan, this Agreement, existing Company policy, and applicable substantive state and federal law and shall have the authority to award any remedy or relief which could be awarded by a court. The decision of the arbitrator shall be final and binding and enforceable in any applicable court.
     (ii) The Participant understands and agrees that when Award Disputes or Award Damages Disputes are submitted for arbitration pursuant to this Agreement, both the Participant and the Company or a Related Company waive any right to sue each other in a court of law or equity, to have a trial by jury, or to resolve disputes on a collective, or class, basis, and that the sole forum available for the resolution of such issues is arbitration as provided herein. This dispute resolution procedure shall not prevent either the Participant or the Company or a Related Company from commencing an action in any court of competent jurisdiction for the purpose of obtaining injunctive relief to prevent irreparable harm pending arbitration hereunder; in such event, both the Participant and the Company or a Related Company agree that the party who commences the action may proceed without necessity of posting a bond.
     (iii) In consideration of the Participant’s agreement in subsection (ii) above, the Company or a Related Company will pay all filing, administrative and arbitrator’s fees incurred in connection with the arbitration proceedings. If the AAA requires the Participant to pay the initial filing fee, the Company or a Related Company will reimburse the Participant for that fee.
     (iv) The parties intend that the arbitration procedure to which they hereby agree shall be the exclusive means for resolving all Award Disputes and Award Damages Disputes. Their agreement in this regard shall be interpreted as broadly and inclusively as reason permits to realize that intent.
     (v) Notwithstanding any other provision of this Agreement, this dispute resolution provision shall be governed by laws of the State of Texas to the extent that it is not governed by the Federal Arbitration Act.
     17. Additional Remedies. Notwithstanding the dispute resolution procedures, including arbitration of this Agreement, and in addition to any other rights or remedies, whether legal, equitable, or otherwise, that each of the parties to this Agreement may have (including the right of the Company to terminate the Participant for Cause), the Participant acknowledges that-
          (a) The restrictive covenants contained in Exhibit B to this Agreement are essential to the continued goodwill and profitability of the Company;

          (b) The Participant has broad-based skills that will serve as the basis for employment opportunities that are not prohibited by the restrictive covenants contained in Exhibit B;
          (c) When the Participant’s employment with the Company terminates, the Participant shall be able to earn a livelihood without violating any of the restrictive covenants contained in Exhibit B;
          (d) Irreparable damage to the Company shall result in the event that the restrictive covenants contained in Exhibit B are not specifically enforced and that monetary damages will not adequately protect the Company from a breach of said restrictive covenants;
          (e) If any dispute arises concerning the violation or anticipated or threatened violation by the Participant of any of the restrictive covenants contained in Exhibit B, an injunction may be issued restraining such violation pending the determination of such controversy, and no bond or other security shall be required in connection therewith;
          (f) The restrictive covenants contained in Exhibit B shall continue to apply after any expiration, termination, or cancellation of this Agreement;
          (g) The Participant’s breach of any of the restrictive covenants contained in Exhibit B shall result in the Participant’s immediate forfeiture of all rights and benefits of the Award, including all PSUs, Restricted Shares and dividend equivalent restricted stock units, under this Agreement; and
          (h) All disputes relating to the restrictive covenants contained in Exhibit B, including their interpretation and enforceability and any damages (including but not limited to damages resulting in the forfeiture of an Award under this Agreement) that may result from the breach of such restrictive covenants, shall not be subject to the dispute resolution procedures, including arbitration, of Section 16 above, but shall instead be determined in a court of competent jurisdiction located in the Dallas County, Texas.
     IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized representative of the Company.

IDEARC INC.
By:
[Name]
[Title]

EXHIBIT A
ADJUSTMENT OF PSU ACCOUNT
     This Exhibit A is part of and incorporated by reference in the Long-Term Incentive Award Agreement to which this Exhibit A is attached between Idearc Inc. (the “Company”) and the Participant. Except where clearly provided to the contrary, all capitalized terms used in this Exhibit A shall have the definitions given to those terms in the Award Agreement to which this Exhibit A is attached. This Exhibit sets forth the manner in which the number of PSUs credited to the Participant’s PSU Account will be adjusted at the end of the Performance Period.
     1. General. At the end of the Performance Period, the Participant’s PSU Account will be divided into two subaccounts, with 80% of the PSUs then credited to the PSU Account being allocated to subaccount A and the remaining 20% of the PSUs then credited to the PSU Account being allocated to subaccount B. The number of PSUs credited to each subaccount will then be adjusted (up or down) in accordance with the formulae described in subsections (a) and (b) below and the Participant’s PSU Account, as adjusted, will consist of a number of PSUs (not less than zero) equal to the aggregate number of PSUs credited to the two subaccounts (as adjusted). Any fractional PSU in either subaccount will be rounded to the nearest whole number.
          (a) S&P 400 TSR Performance Adjustment. The number of PSUs allocated to subaccount A (the 80% subaccount) will be adjusted by multiplying such number by the S&P adjustment percentage determined under the following table, based upon the “Company TSR” (as defined below) relative to the “S&P 400 TSR” (as defined below) during the Performance Period (with the adjustment percentage being interpolated between points of relative TSR values):

Company TSR Performance
Ranking vs. S&P 400	S&P Adjustment Percentage
Below 30th Percentile	0%
30th Percentile	50%
50th Percentile	100%
At or above 80th Percentile	200%
          (b) R.H. Donnelley TSR Performance Adjustment. The number of PSUs allocated to subaccount B (the 20% subaccount) will be adjusted by multiplying such number by the RHD adjustment percentage determined under the following table, based upon the “Company TSR” (as defined below) relative to the “RHD TSR” (as defined below) during the Performance Period (with the adjustment percentage being interpolated between points of relative TSR values):

Company TSR Performance
Ranking vs. RHD	RHD Adjustment Percentage
Below 75% of RHD TSR	0%
75% of RHD TSR	50%
100% of RHD TSR	100%
At or above 125% of RHD TSR	200%
If the Company TSR is negative, then (1) if the RHD TSR is positive, the RHD adjustment percentage will be 0%, and (2) if the RHD TSR is negative, the Company performance threshold and RHD adjustment percentages in the above table will be reversed such that, for example, (a) if the Company’s TSR is at or above 125% of the RHD TSR, the RHD adjustment percentage will be zero, and (b) if the Company’s TSR is below 75% of the RHD TSR, the RHD adjustment percentage will be 200%.
     2. Defined Terms. For the purpose of applying the adjustment provisions of this Section 1 above:
          (a) “Company TSR” means the cumulative change (positive or negative) in the value per Share during the Performance Period, with the beginning value being equal to the average closing price per Share on the New York Stock Exchange for the 20 trading days ending March 7, 2008 and the ending value being equal to the average closing price per Share on the New York Stock Exchange for the last 20 trading days of the Performance Period, provided, however, that, if the Performance Period ends by reason of a Change in Control, the ending value for the purpose of determining the Company TSR will be equal to the Change in Control transaction value per Share;
          (b) “RHD TSR” means the cumulative change (positive or negative) in the value per share of common stock of R.H. Donnelley Corp. (“RHD”) during the Performance Period, with the beginning value being equal to the average closing price per share on the New York Stock Exchange for the 20 trading days ending March 7, 2008 and the ending value being equal to the average closing price per share on the New York Stock Exchange for the last 20 trading days of the Performance Period; and
          (c) “S&P 400 TSR” means the cumulative change (positive or negative) in the average per share value of the companies in the Standard & Poor’s Midcap 400 Index (“S&P Midcap 400”) during the Performance Period, as reported by Standard & Poors, with the beginning value being equal to the average closing per share value for the 20 trading days ending March 7, 2008 and the ending value being equal to the average closing per share value for the last 20 trading days of the Performance Period.
     3. Special Rules.
          (a) Dividends. For the purposes of calculating the Company TSR, RHD TSR and S&P 400 TSR, dividends declared and paid during the applicable measurement period shall be deemed to have been reinvested in shares.
          (b) Companies in S&P 400 Index. For the purposes of determining the S&P 400 TSR, the index will include the companies comprising the index at the beginning of the

Performance Period (i.e., additions and removals during the Performance Period will be disregarded), provided, however, that (A) a company will cease to be included in the index if, during the Performance Period, it is acquired by another company that is not within the index or its shares otherwise cease to be traded on an established securities market; (B) if a company in the index at the beginning of the Performance Period is acquired by another company that is also in the index at the beginning of the Performance Period, the TSR of the surviving company will be tracked and measured; and (C) if, during the Performance Period, a company’s equity is eliminated as a result of bankruptcy, the company will be deemed to be the lowest ranking company in the index; and (D) if, during the Performance Period, a company becomes insolvent or commences bankruptcy proceedings and if the company’s equity continues to be traded, it will be included in the index for the entire period.
          (c) Changes at R.H. Donnelley Corp. The RHD TSR adjustment percentage will be 100% if, before the end of the Performance Period, R.H. Donnelley Corp. is acquired by another company, the shares of R.H. Donnelley Corp. cease to be publicly traded on an established securities market, or R.H. Donnelly Corp. becomes insolvent or commences bankruptcy proceedings (or has bankruptcy proceedings commenced against it).
          (d) Adjustment Percentage of Zero. For the avoidance of doubt, the number of PSUs credited to the Participant’s PSU Account as of the end of the Performance Period will be reduced to zero if the S&P 400 TSR adjustment percentage and the RHD TSR adjustment percentage is each zero percent.
          (e) Decisions of Committee. All determinations made by the Committee in connection with the calculation and application of the adjustments prescribed by this Section 3 will be binding and conclusive on all persons.

EXHIBIT B
RESTRICTIVE COVENANTS
     This Exhibit B is part of and incorporated by reference in the Long-Term Incentive Award Agreement to which this Exhibit B is attached between Idearc Inc. (the “Company”) and the Participant. Except where clearly provided to the contrary, all capitalized terms used in this Exhibit B shall have the definitions given to those terms in the Award Agreement to which this Exhibit B is attached.
     1. Noncompetition. In consideration for the benefits described in the Agreement to which this Exhibit B is attached, the consideration set forth in paragraph 4 of this Exhibit B, and other good and valuable consideration, you, the Participant, agree that:
          (a) Prohibited Conduct. During the period of your employment with the Company or any Related Company, and for the period ending twelve (12) months following a termination of your employment for any reason with the Company or any Related Company, you shall not, without the prior written consent of the Executive Vice President — Human Resources and Employee Administration of the Company:
     (i) personally engage in Competitive Activities (as defined below); or
     (ii) work for, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or provide consulting or advisory services to, any person, partnership, firm, corporation, institution or other entity engaged in Competitive Activities, or any company or person affiliated with such person or entity engaged in Competitive Activities; provided that your purchase or holding, for investment purposes, of securities of a publicly traded company shall not constitute “ownership” or “participation in the ownership” for purposes of this paragraph so long as your equity interest in any such company is less than a controlling interest; provided that this paragraph (a) shall not prohibit you from (i) being employed by, or providing services to, a consulting firm, provided that you do not personally engage in Competitive Activities or provide consulting or advisory services to any individual, partnership, firm, corporation, institution or other entity engaged in Competitive Activities, or any person or entity affiliated with such individual, partnership, firm, corporation, institution or other entity engaged in Competitive Activities, or (ii) engaging in the private practice of law as a sole practitioner or as a partner in (or as an employee of or counsel to) a law firm in accordance with applicable legal and professional standards.
          (b) Competitive Activities. For purposes of the Agreement, to which this Exhibit B is attached, “Competitive Activities” means activities relating to products or services of the same or similar type as the products or services (1) which are sold (or, pursuant to an existing business plan, will be sold) to paying customers of the Company or any Related Company, and (2) for which you have responsibility to plan, develop, manage, market, oversee or perform, or had any such responsibility within your most recent 24 months of employment with the Company or any Related Company.

     2. Interference With Business Relations. During the period of your employment with the Company or any Related Company, and for a period ending with the expiration of twelve (12) months following a termination of your employment for any reason with the Company or any Related Company, you shall not, without the written consent of the Executive Vice President — Human Resources and Employee Administration of the Company:
          (a) recruit, induce or solicit any employee, directly or indirectly, of the Company or Related Company for employment or for retention as a consultant or service provider;
          (b) hire or participate (with another person or entity) in the process of hiring (other than for the Company or any Related Company) any person who is then an employee of the Company or any Related Company, or provide names or other information about any employees of the Company or Related Company to any person or entity (other than the Company or any Related Company), directly or indirectly, under circumstances that could lead to the use of any such information for purposes of recruiting, soliciting or hiring;
          (c) interfere, directly or indirectly, with the relationship of the Company or any Related Company with any of its employees, agents, or representatives;
          (d) solicit or induce, or in any manner attempt to solicit or induce, directly or indirectly, any client, customer, or prospect of the Company or any Related Company (1) to cease being, or not to become, a customer of the Company or any Related Company or (2) to divert any business of such customer or prospect from the Company or any Related Company; or
          (e) otherwise interfere with, disrupt, or attempt to interfere with or disrupt, the relationship, contractual or otherwise, between the Company or any Related Company and any of its customers, clients, prospects, suppliers, consultants, employees, agents, or representatives.
     3. Return Of Property; Intellectual Property Rights. You agree that on or before termination of your employment for any reason with the Company or any Related Company, you shall return to the Company all property owned by the Company or any Related Company or in which the Company or any Related Company has an interest, including files, documents, data and records (whether on paper or in tapes, disks, or other machine-readable form), office equipment, credit cards, and employee identification cards. You acknowledge that the Company (or, as applicable, a Related Company) is the rightful owner of, and you hereby do assign, all right, title and interest in and to any programs, ideas, inventions, discoveries, patentable or copyrighted material, or trademarks that you may have originated or developed, or assisted in originating or developing, during your period of employment with the Company or a Related Company, where any such origination or development involved the use of Company or Related Company time, information or resources, was made in the exercise of your responsibilities for or on behalf of the Company or a Related Company or was related to the Company’s or a Related Company’s business or to the Company’s or a Related Company’s actual or demonstrably anticipated research or development. You shall at all times, both before and after termination of your employment, cooperate with the Company (or, as applicable, any Related Company) in executing and delivering documents requested by the Company or a Related Company, and taking any other actions, that are necessary or requested by the Company or a Related Company to assist the Company or any Related Company in patenting, copyrighting, protecting, enforcing or registering any programs, ideas, inventions, discoveries, works of authorship, data, information, patentable or copyrighted material, or trademarks, and to vest title thereto solely in the Company (or, as applicable, a Related Company). If at any time after your termination of employment, you determine that you have any Secret and Confidential Information in your possession or control, you shall immediately return to the Company all such Secret and Confidential Information in your possession or control, including all copies and portions thereof.
     4. Proprietary And Confidential Information. The Company agrees that it shall provide you with Proprietary Information (defined below) and trade secrets of the Company or a Related Company. You shall at all times, including after any termination of your employment with the Company or any Related Company, preserve the confidentiality of all Proprietary Information and trade secrets of the Company or any Related Company, and you shall not use for the benefit of any person, other than the Company or a Related Company, or disclose to any person, except and to the extent that disclosure of such information is legally required, any Proprietary Information or trade secrets of the Company or any Related Company. “Proprietary Information” means any information or data related to the Company or any Related Company, including information entrusted to the Company or a Related Company by others, which has not been fully disclosed to the public by the Company or a Related Company and which is treated as confidential or protected within the Company or any Related Company or is of value to competitors, such as strategic or tactical business plans; undisclosed business, operational or financial data; ideas, processes, methods, techniques, systems, models, devices, programs, computer software, or related information; documents relating to regulatory matters or correspondence with governmental entities; undisclosed information concerning any past, pending, or threatened legal dispute; pricing or cost data; the identity, reports or analyses of business prospects; business transactions that are contemplated or planned; research data; personnel information or data; identities of users or purchasers of the Company’s or Related Company’s products or services; the Agreement to which this Exhibit B is attached; and other non-public information pertaining to or known by the Company or a Related Company, including confidential or non- public information of a third party that you know or should know the Company or a Related Company is obligated to protect.